October 21, 2015

Re: Shareholder Update

Dear Shareholder,

We are pleased to provide an update on our progress which will now be made public. Feel free to share this information.

To recap our strategy; the goal of the initial $5MM we raised was to develop the Company, capture strategic, legally compliant locations and secure the highest quality tenants in the industry to represent the Diego Pellicer brand. The goal of the second $5MM that we are currently in the process of raising is to develop those locations and to assist our tenants in opening those facilities.

Despite significant challenges, we are proud to say we have accomplished our first goal. We designed the Company to break the stereotypical image of this industry and lead a new mainstream, premium paradigm. We don’t believe that anyone in this sector has a better strategy, model, team or presentation to accomplish this goal. Moreover, we now control 6 great locations, in 3 states, including, in our opinion, the highest traffic volume, legally compliant locations in Denver and Seattle, the two capitals of this emerging industry. In addition to all of the above, we brought the Company public in March of this year and are now trading on the OTC Markets under the ticker symbol “DPWW.”

Our second goal is now in full effect. Our first cultivation facility and dispensary in Colorado now has paying tenants, providing our first revenues. Our flagship recreational retail facility in Seattle is scheduled to open in the next 60-90 days, and our flagship in Denver following soon after. We expect significant press attention leading up to and following these events.

With regards to the process and timing of registering your shares so that they are capable of being freely traded, our securities counsel has advised us that since our public transition was accomplished through a reverse merger, your shares are subject to a holding period as outlined by the Securities Act of 1933. This means you are required to hold your shares for at least one year from the date of the filing of the Form “Super” 8K with the Securities and Exchange Commission announcing our reverse merger, which was March 19, 2015. Assuming a variety of factors, including no rule changes by the SEC, the first date that you would be eligible to remove any legends or trading restrictions on your shares would be March 19, 2016. As we move closer to this date we will provide you with the contact information for our counsel who can assist you with the opinion letter you will need to sell your shares if you choose to do so at that time.

The Company has overcome many obstacles and achieved great accomplishments. We are under budget, public and open for business, all in less than 3 years.

We are now poised to turn our vision into reality. We thank you for your support and patience and we look forward to growing this company into the amazing success we all know it can be. Since we are now a public company you should expect future updates to be publicly disclosed through our normal filings.

Sincerely,

Ron Throgmartin

CEO